Exhibit 10.8

FIRST AMENDMENT, dated as of June 30, 2011 (the “First Amendment”), to the RECEIVABLES PURCHASE AGREEMENT, dated as of March 31, 2011 (prior to the effective date of the First Amendment, the “Original Agreement”; as amended by the First Amendment and as further amended, supplemented or modified from time to time, the “Agreement”), among (i) WORLD FUEL SERVICES, INC., a Texas corporation, WORLD FUEL SERVICES EUROPE, LTD., a company organized under the laws of England and Wales, WORLD FUEL SERVICES (SINGAPORE) PTE LTD, a company organized under the laws of Singapore (together with its and their successors and assigns, each individually, “Original Seller”, and also collectively, as applicable, “Original Seller”), (ii) WORLD FUEL SERVICES TRADING DMCC, a company organized under rules and regulations of the Dubai Multi Commodities Center and the laws of Dubai (together with its successors and assigns “WFST”; the Original Seller and WFST, together with its and their successors and assigns, each individually, “Seller”, and also collectively, as applicable, “Seller”), (iii) WORLD FUEL SERVICES CORPORATION, a Florida corporation (together with its successors and assigns, “Parent”), and (iv) WELLS FARGO BANK, NATIONAL ASSOCIATION, a U.S. national banking association (together with its successors and permitted assigns, “Wells”).  Terms not otherwise defined herein shall have the meanings set forth in the Original Agreement.

Original Seller and Wells each desires to increase the receivables program under the Agreement and to include WFST as a Seller of Receivables.

Accordingly, the parties to this First Amendment hereby agree to amend the Original Agreement as follows.

1.             Amendments.

(a)           Section 1 of the Original Agreement is hereby amended by (i) deleting the defined terms “Discount Margin”, “Outstanding Purchase Price” and “Purchase Limit” in their entirety, and (ii) adding the following new defined terms and placing such defined terms in their appropriate alphabetical location in such Section:

“Base Receivables” shall mean Receivables other than DLA Receivables.

“Discount Margin” shall mean shall mean, for any Purchased Receivable, a U.S. dollar amount equal to the product of (a) the Discount Rate with respect to the applicable Account Debtor, and (b) (i) 90% of the Net Invoice Amount of such Purchased Base Receivable, or (ii) 100% of the Net Invoice Amount of such Purchased DLA Receivable, and further multiplied by (c) the Discount Period divided by 360.

“DLA” shall mean the Defense Energy Support Center of the Defense Logistics Agency, Department of Defense of the United States of America, and its successors and assigns under the DLA Contracts.

“DLA Contracts” shall mean each of the following Contracts:  (i) Contract SP0600-09-D-1012 between the DLA and WFSS, and (ii) Contract SP0600-10-D-0051 between DLA and WFST, including any written modifications, supplements, amendments, substitutions or replacements thereof.

“DLA Receivables” shall mean Receivables arising under a DLA Contract.

“Memorandum of Sale” shall mean that certain Memorandum of Accounts Receivable Sale, dated as of June 30, 2011, relating to those Purchased DLA Receivables sold, assigned and transferred by WFST hereunder, and substantially in the form of Exhibit F hereto.  The parties intend the Memorandum of Sale to constitute an official record of sales, assignments and transfers of Purchased DLA Receivables by WFST; provided, however, that the terms, conditions, rights, privileges, duties, responsibilities and obligations governing such sales, assignments and transfers are governed exclusively by the terms of this Agreement.

“Outstanding Purchase Price” shall mean either the Outstanding Purchase Price - Base Receivables or the Outstanding Purchase Price - DLA Receivables, as applicable.

“Outstanding Purchase Price - Base Receivables” shall mean the amount equal to the aggregate amount of the Purchase Prices paid by Wells with respect to the Purchased Base Receivables minus the aggregate amount of all Collections with respect to such Purchased Base Receivables remitted to the Collection Account plus the amount of Collections netted out pursuant to the weekly settlement process described in Section 6.2(a). Pursuant to Section 5.1(i), the maximum Outstanding Purchase Price - Base Receivables shall not exceed $50,000,000.

“Outstanding Purchase Price - DLA Receivables” shall mean the amount equal to the aggregate amount of the Purchase Prices paid by Wells with respect to the Purchased DLA Receivables minus the aggregate amount of all Collections with respect to such Purchased DLA Receivables remitted to the Collection Account plus the amount of Collections netted out pursuant to the weekly settlement process described in Section 6.2(a). Pursuant to Section 5.1(i), the maximum Outstanding Purchase Price - DLA Receivables shall not exceed $50,000,000.

“Purchase Limit” shall mean the amount set forth for the applicable Account Debtor on Exhibit A hereof. For the avoidance of confusion, even though the sum of the Purchase Limits for the Account Debtors set forth on Exhibit A is greater than $100,000,000, the parties understand and agree that pursuant to Section 5.1(i), the maximum Outstanding Purchase Price - Base Receivables shall not exceed $50,000,000, and the maximum Outstanding Purchase Price - DLA Receivables shall not exceed $50,000,000.

“Purchased Base Receivables” shall mean any Base Receivable that is purchased by Wells hereunder.

“Purchased DLA Receivables” shall mean any DLA Receivable that is purchased by Wells hereunder.

“Seller” shall mean, individually and collectively, WFSI, WFSE, WFSS and WFST, together with their respective successors and assigns.

“WFSI” shall mean World Fuel Services, Inc., a Texas corporation

“WFST” shall mean World Fuel Services Trading DMCC, a company organized under the rules and regulations of the Dubai Multi Commodities Center and the laws of Dubai (together with its successors and assigns).

(b)           Section 1.8 (the defined term “Conforming Credit Memo”) of the Original Agreement is hereby amended by adding, following the phrase “group of Purchased Receivables,” appearing on the third and sixth lines thereof the following new phrase:

“in each case, relating to Base Receivables,”

(c)           Section 1.18 (the defined term “Eligible Receivable”) of the Original Agreement is hereby amended by deleting subclause (h) appearing in such defined term and substituting therefor the following new subclause:

“(h)         if the Special Servicer has succeeded the Servicer, (i) with respect to Base Receivables, Wells shall have received the Account Debtor Notice, and (ii) with respect to DLA Receivables, Seller shall have complied with the requirements of Section 6.3(a) hereof;”

(d)           Section 2.1 of the Original Agreement is hereby amended by (i) deleting the phrase “the Purchase Notice” appearing on the fifth line thereof, and (ii) substituting therefor the following new phrase:

“a separate Purchase Notice relating to the proposed purchase of Base Receivables and the proposed purchase of DLA Receivables”

(e)           Section 5.1(h)(iv) of the Original Agreement is hereby amended by (i), adding at the beginning of such subclause the figure “(1)” prior to the phrase “on the second Business Day” appearing on the first line thereof, and (ii) adding at the end of such subclause the following new phrase:

“provided, that Seller will provide separate reports for the Base Receivables and DLA Receivables under this subclause (iv)(1); and (2) such other information relating to the DLA Contracts as may be reasonably requested by Wells from time to time.”

(f)            Section 5.1(i) of the Original Agreement is hereby amended by (i) deleting such subclause in its entirety, and (ii) substituting therefor the following new subclause:

“(i)          Sales Volume. Except as otherwise agreed by Wells, the maximum Outstanding Purchase Price - Base Receivables shall not exceed $50,000,000 and the maximum Outstanding Purchase Price - DLA Receivables shall not exceed $50,000,000. Seller agrees to offer for sale to Wells sufficient volumes of Eligible Receivables in order for Wells to hold an average quarterly balance of the Outstanding Purchase Price of Purchased Base Receivables of $40,000,000 or greater.  For each quarter during the initial term of this Agreement, and each quarter thereafter to the extent that the term of this Agreement is extended pursuant to Section 7.1 hereof (for the avoidance of doubt, to include the remaining term of this Agreement as extended regardless of the termination of this Agreement by Seller upon notice pursuant to Section 7.2, or by Wells upon the occurrence of a Termination Event, but not including any quarters after the quarter in which Wells may terminate this Agreement solely upon notice under Section 7.2), if the average quarterly balance of the Purchased Base Receivables is less than $40,000,000, then Seller agrees to pay to Wells a maintenance fee. The maintenance fee shall equal (a) 0.50% multiplied by (b) $40,000,000 minus the sum of (i) the amount of the average Outstanding Purchase Price - Base Receivables for such quarterly period, plus (ii) the difference (if positive) between $40,000,000 and the average amount of the Purchase Limits in effect for such quarterly period, plus (iii) 90% of the aggregate Net Invoice Amount of Base Receivables constituting Eligible Receivables offered for purchase by Seller during such quarterly period that were not purchased by Wells (the “Quarterly Maintenance Fee”). The Quarterly Maintenance Fee may be deducted from the Purchase Price for Purchased Receivables as a component of the first weekly settlement process set forth in Section 6.2(a) to occur following the end of a calendar quarter (or shall otherwise be paid in cash by Seller on the first Business Day following the end of a calendar quarter).”

(g)           Section 5.2(a) of the Original Agreement is hereby amended by adding, following the first sentence of such subsection the following new sentence:

“The Seller shall promptly provide to Wells a copy of any written amendment, modification or supplement to a DLA Contract.”

(h)           Section 6.3(a) of the Original Agreement is hereby amended by adding-at the end of such subclause the following new sentence:

“In connection herewith, upon either (i) the appointment of a Special Servicer, or (ii) the written request of Wells, each of WFSS and WFST agrees to promptly seek to comply with the Assignment of Claims Act with respect to the DLA Contracts in form and substance reasonably satisfactory to Wells.”

(i)            Section 7.2 of the Original Agreement is hereby amended by adding-at the end of such subsection the following new clause:

“provided, that neither (i) the failure by WFST to fulfill any requirements for transfer of Purchased DLA Receivables under the laws of Dubai or the United Arab Emirates, nor (ii) the failure of WFSS or WFST to comply with the Assignment of Claims Act with respect to the DLA Contracts (prior to a request under Section 6.3(a) and its prompt compliance as provided thereunder), in either case, that does not result in a breach of any representation, covenant or agreement of Seller contained herein and unrelated to clauses (i) and (ii) above, or the impairment in any manner of receipt by Wells of Collections on the Purchased DLA Receivables in the manner contemplated hereunder shall constitute a Termination Event hereunder.

(j)            Section 9.12 of the Original Agreement is hereby amended by (i) deleting the phrase “Purchased Receivables” appearing on the fourth line thereof, and (ii) substituting therefor the phrase “Purchased Base Receivables”.

(k)           Article 9 of the Original Agreement is hereby amended by adding the following new Section 9.14 at the end of such Article:

“9.14       Memorandum of Sale.  WFST, Wells and the Parent hereby acknowledge and agree that (i) such parties are entering into the Memorandum of Sale as a convenience of the parties if, notwithstanding the provisions of Section 9.5, it becomes necessary or appropriate for Wells to enforce the agreements set forth hereunder in the courts of Dubai, (ii) the Memorandum of Sale is intended as a summary of the terms, conditions and agreements set forth herein, and is not intended to establish or diminish any rights, remedies, defenses or other terms not set forth herein, (iii) it is the intent of the parties that the terms, conditions, rights, privileges, duties, responsibilities and obligations hereunder, including without limitation, the terms governing such sales, assignments and transfers, shall be governed exclusively by the terms of this Agreement, and (iv) in the event of a conflict between any provision set forth under this Agreement and the Memorandum of Sale, the provision set forth in this Agreement shall control.”

(l)            Exhibit A of the Original Agreement is hereby amended by (i) deleting such Exhibit in its entirety, and (ii) substituting therefor Exhibit A attached hereto.

(m)          The Original Agreement is hereby amended by adding a new Exhibit F in the form attached as Exhibit F hereto.

2.             Conditions Precedent.  This First Amendment shall become effective on the date and time that Wells shall have received the agreements, documents, instruments and payments set forth on Exhibit D-2 hereto, each in form, substance and date reasonably satisfactory to Wells.

3.             Confirmation of Parent Guaranty.  By its execution of this First Amendment, Parent hereby consents and acknowledges the additional terms set forth in this First Amendment, including the addition of WFST as a “Seller” under the Agreement and under the Parent Guaranty, and further acknowledges the continuing validity of the Parent Guaranty and reaffirms all of the terms and obligations contained in the Parent Guaranty, which shall remain in full force and effect for all obligations of Seller, including, without limitation, WFST, now or hereafter owing to Wells and acknowledges, agrees, represents and warrants that no oral or other agreements, understandings, representations or warranties exist with respect to the Parent Guaranty or with respect to the obligations of the undersigned thereunder, except those specifically set forth herein.  Parent further acknowledges and agrees that neither further notice to, nor consent of, Parent with respect to the modifications effected by this First Amendment is required under the terms of the Parent Guaranty.

4.             Governing Law; Consent to Jurisdiction.  This First Amendment, and the Agreement as so amended by this First Amendment, shall be interpreted in accordance with and governed by the laws of the State of New York without giving effect to conflicts of law principles that would cause the application of the law of any jurisdiction other than the laws of the State of New York. Each party hereto irrevocably consents and submits to the non-exclusive jurisdiction of the Supreme Court of New York in New York County and the United States District Court for the Southern District of New York and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under or in connection with this Agreement.

5.             Costs and Expenses. Seller agrees to reimburse Wells for all costs and expenses, including attorneys’ fees and expenses and Wells’ due diligence expenses, in connection with the preparation, negotiation and documentation of this First Amendment. Seller also agrees to pay, on demand, all stamp and other similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this First Amendment, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

6.             Execution in Counterparts.  This First Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this First Amendment by PDF copy, telefacsimile or other electronic means shall have the same force and effect as the delivery of an original executed counterpart of this First Amendment.  Any party delivering an executed counterpart of this Agreement by PDF copy, telefacsimile or other electronic means shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this First Amendment or the Agreement as so amended by this First Amendment.

IN WITNESS WHEREOF each Seller, Wells and Parent have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Purchaser

By:	/s/ Barbara Van Meerten
Name: Barbara Van Meerten
Title: Director

WORLD FUEL SERVICES, INC.,
as a Seller

By:	/s/ Steven P. Klueg
Name: Steven P. Klueg
Title: Vice President, Treasurer

WORLD FUEL SERVICES EUROPE, LTD.,
as a Seller

By:	/s/ Steven P. Klueg
Name: Steven P. Klueg
Title: Director

WORLD FUEL SERVICES (SINGAPORE) PTE LTD,
as a Seller

By:	/s/ Francis Lee Boon Meng
Name: Francis Lee Boon Meng
Title: Managing Director

WORLD FUEL SERVICES TRADING DMCC,
as a Seller

By:	/s/ Timothy R. Bingham
Name: Timothy R. Bingham
Title: Manager, Director

WORLD FUEL SERVICES CORPORATION,
as Parent

By:	/s/ Steven P. Klueg
Name: Steven P. Klueg
Title: Vice President, Treasurer